REPORT OF CERTIFIED PUBLIC ACCOUNTANTS







The Board of Directors

Fundamental Funds, Inc.



In planning and performing our audit of the financial statements of Fundamental Funds, Inc., a series fund consisting of the New York Muni Fund (the "Fund") for the year ended December 31, 1997, we considered its internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.



The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include safeguarding of assets against unauthorized acquisition, use, or disposition.



Because of inherent limitations in internal control, errors or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.



Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more internal control elements does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.



We noted the following matter involving the internal control and its operation that we consider to be a material weakness as defined above. This condition was considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of the Fund for the year ended December 31, 1997, and this report does not affect our report thereon dated March 2, 1998 (except for note 8 as to which the date is April 30, 1998). Procedures requiring the Board of Directors to authorize payments to affiliates or on behalf of affiliates to third parties were not in place, and certain affiliate transactions not authorized by the Board of Directors were recorded by the Fund as a result thereof. The Board of Directors of the Fund directed that the affiliates return all of the payments to the Funds or place them in escrow pending their receipt of an opinion of an independent legal counsel to the effect that the affiliates are entitled to receive the payments.



This report is intended solely for the information and use of management, the Board of Directors and the Securities and Exchange Commission.





                                            McGladrey & Pullen,  LLP





New York, New York

March 2, 1998